Exhibit 99.1

Vanda Pharmaceuticals Reports Second Quarter 2013 Results

WASHINGTON – July 31, 2013 – Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders, today announced financial and operational results for the second quarter ended June 30, 2013.

Key Highlights:

•

On July 29, 2013 Vanda announced that the U.S. Food and Drug Administration (FDA) accepted the filing and granted priority review classification to Vanda’s New Drug Application (NDA) for tasimelteon, a circadian regulator for the treatment of Non-24-Hour Disorder (Non-24) in the totally blind.

•

The FDA determined the action target date under Prescription Drug User Fee Act (PDUFA-V) to be January 31, 2014. The FDA has also tentatively scheduled an advisory committee meeting to discuss the tasimelteon application on November 14, 2013.

•	Full year 2013 decrease in cash, cash equivalents and marketable securities (Cash) is expected to be between $45.0 and $50.0 million, consistent with prior guidance.

•

Vanda recorded second quarter 2013 revenue of $8.3 million including royalties of $1.6 million. Fanapt® prescriptions, as reported by IMS, were approximately 41,400 for the second quarter of 2013. This represents a 11% increase over second quarter 2012 prescriptions and a 7% increase over first quarter 2013 prescriptions.

SECOND QUARTER 2013 REPORTED RESULTS

Total revenues for the second quarter of 2013 were $8.3 million, compared to $8.4 million for the same period in 2012. Second quarter 2013 revenues included $1.6 million in Fanapt® royalties received from Novartis as compared to royalties of $1.7 million for the second quarter of 2012.

Total operating expenses for the second quarter of 2013 were $11.4 million, compared to $16.5 million for the second quarter of 2012. The primary driver of the lower expenses in the second quarter of 2013 was the completion of the tasimelteon Non-24 and Major Depressive Disorder efficacy studies.

Vanda recorded a net loss of $3.1 million for the second quarter of 2013, compared to a net loss of $8.0 million for the same period in 2012. Diluted net loss per share for the second quarter of 2013 was $0.11, compared to a diluted net loss per share of $0.28 for the second quarter of 2012.

Cash, cash equivalents and marketable securities (Cash) decreased by $7.3 million in the second quarter of 2013, compared to decreases of $12.5 million in the second quarter of 2012 and $9.5 million in the first quarter of 2013. Vanda’s Cash as of June 30, 2013 totaled $103.6 million.

Year to Date June 30, 2013 Key Financial Figures1

	Six Months Ended
	June 30	June 30
($ in thousands, except per share amounts)	2013	2012	Change ($)	Change (%)
Total revenues	$16,387	$16,519	$(132)	(1%)
Research & development expenses	13,942	24,670	(10,728)	(43%)
General & administrative expenses	9,032	7,510	1,522	20%
Non-cash stock-based compensation[2]	1,782	2,595	(813)	(31%)
Net loss	(7,252)	(15,969)	8,717	55%
Diluted net loss per share	$(0.26)	$(0.57)	$0.31	54%

Second Quarter 2013 Key Financial Figures1

	Three Months Ended
	June 30	March 31
($ in thousands, except per share amounts)	2013	2013	Change ($)	Change (%)
Total revenues	$8,319	$8,068	$251	3%
Research & development expenses	5,982	7,960	(1,978)	(25%)
General & administrative expenses	5,074	3,958	1,116	28%
Non-cash stock-based compensation[2]	830	952	(122)	(13%)
Net loss	(3,079)	(4,173)	1,094	26%
Diluted net loss per share	$(0.11)	$(0.15)	$0.04	27%

Select Cash Flow Data1

	Six Months Ended
	June 30	June 30
($ in thousands)	2013	2012
Net cash provided by (used in)
Operating activities	$(17,168)	$(20,904)
Investing activities	31,428	27,369
Financing activities	601	—

Select Balance Sheet Data1

($ in thousands)	June 30 2013	March 31 2013	June 30 2012
Total cash and marketable securities	$103,633	$110,932	$144,701

(1)	Unaudited
(2)	Non-cash stock-based compensation is allocated to both Research & development and General & administrative expenses

OPERATIONAL HIGHLIGHTS

On July 29, 2013, Vanda announced that the FDA accepted the filing and granted a priority review classification to Vanda’s NDA for tasimelteon, a circadian regulator for the treatment of Non-24 in the totally blind. Currently, there is no approved treatment for Non-24 and tasimelteon has the potential to address this unmet medical need. The FDA determined the action target date under Prescription Drug User Fee Act (PDUFA-V), to be January 31, 2014. The FDA has also tentatively scheduled an advisory committee meeting to discuss the tasimelteon application on November 14, 2013.

Vanda continues to expand its activities in support of Non-24 disease awareness and education with professional, advocacy and patient groups. In June 2013, Vanda presented data from the SET and RESET studies at the 27th Annual Meeting of the Associated Professional Sleep Societies, SLEEP 2013, and the 95th Annual Endocrine Society Meeting, ENDO 2013.

Vanda recorded second quarter 2013 revenue of $8.3 million including $6.7 million in licensing revenue related to the amortization of the upfront payment received from Novartis for U.S. and Canadian commercial rights to Fanapt® and Fanapt® royalties of $1.6 million. Fanapt® prescriptions, as reported by IMS, were approximately 41,400 for the second quarter of 2013. This represents a 11% increase over second quarter 2012 prescriptions and a 7% increase versus first quarter 2013 prescriptions.

AFFIRMS 2013 FINANCIAL GUIDANCE

Consistent with prior guidance, 2013 expenses are expected to reflect lower research and development spending as compared to 2012 and an increase in commercial spending.

•	Full year 2013 decrease in Cash is expected to be between $45.0 and $50.0 million, compared to $47.5 million for 2012.

•

Total 2013 operating expenses are expected to be between $57.0 and $62.0 million. This includes Fanapt® intangible asset amortization of $1.5 million and $4.0 to $6.0 million of non-cash stock based compensation. Total 2012 operating expenses were $61.0 million.

•

2013 operating expense guidance includes $3.5 million in milestone payments due upon the acceptance by the FDA of a tasimelteon NDA submission and assumes $4.0 to $5.0 million in NDA filing-related expenses.

CONFERENCE CALL

Vanda has scheduled a conference call for today, Wednesday, July 31, 2013, at 10:00 AM ET. During the call, Vanda’s management will discuss the second quarter 2013 financial results and other corporate activities. Investors can call 1-888-895-5479 (domestic) and 1-847-619-6250 (international) and use passcode 35347357. A replay of the call will be available beginning Wednesday, July 31, 2013 at 12:00 PM ET and will be accessible until Wednesday, August 7, 2013, at 5:00 PM ET. The replay call-in number is 1-888-843-7419 for domestic callers and 1-630-652-3042 for international callers. The access number is 35347357.

The conference call will be broadcast simultaneously on Vanda’s website, www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary software or presentations. The call will also be archived on Vanda’s website for a period of 30 days.

ABOUT VANDA PHARMACEUTICALS INC.:

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders. For more on Vanda, please visit www.vandapharma.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “target,” “goal,” “likely,” “will,” “would,” and “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: Vanda’s failure to obtain, or any delay in obtaining, regulatory approval for tasimelteon for the treatment of Non-24-Hour Disorder or to comply with ongoing regulatory requirements; the costs and effects of current or potential litigation and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2012 which is on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

####

VANDA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
($ in thousands, except per share amounts)	June 30 2013	June 30 2012	June 30 2013	June 30 2012
Revenues:
Licensing agreement	$6,678	$6,678	$13,284	$13,284
Royalty revenue	1,641	1,700	3,103	3,235

Total revenues	8,319	8,378	16,387	16,519
Operating expenses:
Research and development	5,982	12,490	13,942	24,670
General and administrative	5,074	3,601	9,032	7,510
Intangible asset amortization	372	372	741	741

Total operating expenses	11,428	16,463	23,715	32,921

Loss from operations	(3,109)	(8,085)	(7,328)	(16,402)
Other income	30	78	76	433

Loss before tax benefit	(3,079)	(8,007)	(7,252)	(15,969)
Tax benefit	—	—	—	—

Net loss	$(3,079)	$(8,007)	$(7,252)	$(15,969)

Net loss per share:
Basic	$(0.11)	$(0.28)	$(0.26)	$(0.57)

Diluted	$(0.11)	$(0.28)	$(0.26)	$(0.57)

Shares used in calculations of net loss per share:
Basic	28,377,254	28,226,743	28,361,340	28,226,743

Diluted	28,377,254	28,226,743	28,361,340	28,226,743

VANDA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in thousands)	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$103,633	$88,772
Marketable securities	—	31,631
Accounts receivable	1,641	1,168
Prepaid expenses and other current assets	2,651	3,967
Restricted cash, current	430	430

Total current assets	108,355	125,968
Property and equipment, net	2,208	2,348
Intangible asset, net	5,791	6,532
Restricted cash, non-current	600	600

Total assets	$116,954	$135,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,167	$287
Accrued liabilities	3,770	5,187
Deferred rent, current	209	—
Deferred revenues, current	26,789	26,789

Total current liabilities	31,935	32,263
Deferred rent, non-current	3,002	3,005
Deferred revenues, non-current	76,991	90,275

Total liabilities	111,928	125,543

Stockholders’ equity:
Common stock	28	28
Additional paid-in capital	303,357	300,974
Accumulated other comprehensive income	—	10
Accumulated deficit	(298,359)	(291,107)

Total stockholders’ equity	5,026	9,905

Total liabilities and stockholders’ equity	$116,954	$135,448

COMPANY CONTACT:

Jim Kelly

Senior Vice President & Chief Financial Officer

Vanda Pharmaceuticals Inc.

(202) 734-3428

jim.kelly@vandapharma.com

SOURCE Vanda Pharmaceuticals Inc.